UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to § 240.14a-12

WESTERN LIBERTY BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1370 Avenue of the Americas, 28th Floor
New York, New York 10019

June 21, 2010

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders, or the Annual Meeting, of Western Liberty Bancorp. The Annual Meeting will be held on July 15, 2010, beginning at 10:00 a.m. Eastern Time at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036. The formal Notice of Annual Meeting is set forth in the enclosed material.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on our business operations.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. You may cast your vote by signing and dating the enclosed proxy card and promptly returning it in the provided return envelope. No postage is required if this envelope is mailed in the United States.

We appreciate your investment in Western Liberty Bancorp and urge you to return your proxy card as soon as possible.

Sincerely,

Jason N. Ader
Chief Executive Officer
Chairman of the Board

WESTERN LIBERTY BANCORP
1370 Avenue of the Americas, 28th Floor
New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders, or the Annual Meeting, of WESTERN LIBERTY BANCORP will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 on July 15, 2010, beginning at 10:00 a.m. Eastern Time for the following purposes:

1. to elect five directors;

2. to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. to transact any such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 14, 2010 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

A proxy and return envelope are enclosed for your convenience.

By order of the Board of Directors

Jason N. Ader
Chief Executive Officer
Chairman of the Board

June 21, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 15, 2010:

This Proxy Statement, along with our Annual Report on Form 10-K for the year ended December 31, 2009, are available at www.globalconsumeracquisition.com.

WESTERN LIBERTY BANCORP
1370 Avenue of the Americas, 28th Floor
New York, New York 10019

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for the annual meeting of stockholders (the “Annual Meeting”), of Western Liberty Bancorp (the “Company,” “we,” “us” or “our”), a Delaware corporation, to be held on July 15, 2010, and at any adjournment or postponement thereof. The proxy materials include this Proxy Statement for the Annual Meeting and a form of proxy card, which are first being delivered on or around June 21, 2010.

Record Date and Voting Securities

Only stockholders of record at the close of business on June 14, 2010, the record date for the Annual Meeting, or the Record Date, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date we had outstanding 10,959,169 shares of common stock, par value $0.0001 per share (“Common Stock”), which are our only securities entitled to vote at the Annual Meeting, each share of Common Stock being entitled to one vote.

How to Vote

Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of 2 ways:

(1) By Mail:  Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes in the enclosed proxy card, then sign, date and promptly return the card in the enclosed, stamped envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(2) In Person:  You can attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Please note that only record or beneficial owners of Common Stock or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement. Persons designated as a proxy for a record or beneficial owner must also present the writing evidencing his or her appointment as proxy for the record or beneficial owner.

If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Revocability of Proxies

Any stockholder who has executed and submitted a proxy may revoke that proxy by giving written notice to our Assistant Secretary at any time before the shares represented by that proxy are voted at the meeting or by attending the meeting in person and voting by ballot. Attendance at the Annual Meeting, in and of itself, shall not have the effect of revoking a previously submitted proxy.

Other Matters

The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting, other than the election of directors and the ratification of our independent accounting firm. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Solicitation Expenses

We will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Continental Stock Transfer & Trust Co. (“Continental”) to assist in the mailing, collection, and administration of proxies. Continental’s fee is estimated to be $3,500 plus reasonable out-of-pocket expenses.

Voting Procedures; Abstentions; Broker Non-Votes

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If a proxy is signed and submitted but no instructions are given, the persons named in the proxy solicited by our Board of Directors intend to vote FOR the nominees for election of our directors listed herein and FOR the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010.

A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof. If a quorum is not present at the Annual Meeting, then those stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the Annual Meeting. Abstentions and “broker non-votes” will be counted as present or represented for purposes of establishing a quorum for the transaction of business. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of directors to serve on our Board, but brokers generally have discretionary authority to vote on the ratification of the appointment of our independent registered public accounting firm.

A plurality of the votes cast is required to elect each of our nominees for director. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the proposal to ratify the appointment of our independent registered public accounting firm is required to approve that proposal.

Because directors are elected by a plurality of the votes cast, and the only nominees for election to our board are those named in this proxy statement, abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effect as a vote against the proposal to ratify the appointment of our independent registered public accounting firm. Because brokers have discretionary authority to vote on the proposal to ratify our independent registered public accounting firm, we do not expect any broker non-votes in connection with that proposal.

Inspector of Election

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Special Note Regarding Certain Amendments to Our Certificate of Incorporation and the Acquisition of Service1st Bank of Nevada

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, organized under the General Corporation Law of the State of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our acquisition of 1st Commerce Bank of Nevada, a Nevada-chartered non-member bank (“1st Commerce Bank”) (such acquisition was subsequently terminated by mutual agreement of the parties), along with changing our name to “Western Liberty Bancorp”, authorizing the distribution and termination of our trust account and certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies. Specifically, certain restrictive provisions were removed from our Amended and Restated Certificate of Incorporation, including provisions (i) specifying the minimum fair market value of our initial acquisition target, (ii) granting each public stockholder the right to convert his or her shares into a pro rata portion of the trust account containing the net proceeds from our initial public offering and from the sale of Private Warrants (as defined below), (iii) requiring us to terminate our existence by November 27, 2009, and liquidate our trust account if our initial acquisition was not consummated by that date, and (iv) entitling our stockholders to vote with respect to our initial acquisition.

We have entered into a Merger Agreement (the “Merger Agreement”), dated as of November 6, 2009, as amended on June 21, 2010 among Western Liberty Bancorp, WL-S1 Interim Bank, a Nevada corporation and our wholly-owned subsidiary (“Merger Sub”), Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”) and Curtis W. Anderson, as the representative of the former stockholders of Service1st, which provides for the merger of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary (the “Acquisition”).

In connection with the Acquisition, we have initiated a process to obtain the regulatory approvals necessary for us to become a bank holding company, which will enable us to consummate the Acquisition and participate in financial lines of business. Upon the consummation of the Acquisition, we will operate as a “new” Nevada financial institution bank holding company and will conduct our operations through our wholly-owned subsidiary, Service1st. The consummation of the Acquisition remains subject to such conditions as are customary for acquisitions of such type, including without limitation, obtaining all applicable governmental and other consents and approvals.

Our prospective business strategy will be to actively pursue prudent growth opportunities, generate additional transaction deposits to grow our base of high-quality deposits, pursue conservative lending opportunities in markets that are underserved by other lenders and expand our geographic footprint. We expect to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, consumer loans and a broad range of commercial and consumer depository products. In addition, we intend to use cash-on-hand to facilitate additional acquisitions, as and when permitted by federal and state banking regulators, and to fund prudent loan portfolio and deposit base growth.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL ONE

Election of Directors

Nominees

At the Annual Meeting, five directors are to be elected, each to hold office (subject to our Bylaws) until the next annual meeting and until his or her successor has been elected and qualified in connection with the Acquisition or otherwise. See “Board of Directors Following the Consummation of the Acquisition” below.

Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board of Directors to the number of nominees available. Directors will be elected by an affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy. The information concerning the nominees and their security holdings has been furnished by them to us.

Name	Age	Position

Jason N. Ader	42	Chairman of the Board and Chief Executive Officer
Andrew P. Nelson	31	Assistant Secretary and Director
Richard A.C. Coles	42	Director
Michael B. Frankel	73	Director
Mark Schulhof	42	Director

Jason N. Ader has been our Chief Executive Officer since December 2008 and the Chairman of the Board since our formation. Mr. Ader also founded and serves as Chief Executive Officer of Hayground Cove Asset Management LLC, a New York-based investment management firm (“Hayground Cove”). Mr. Ader is the sole member of Hayground Cove, the managing member of Hayground Cove Fund Management LLC, which is the general partner of Hayground Cove Associates LP, the investment manager for the funds and accounts managed by Hayground Cove. Mr. Ader also serves as Chairman of Hayground Cove’s Investment Committee and Co-Chairman of Hayground Cove’s Risk Committee. Mr. Ader is co-founder of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with our President, Daniel B. Silvers, in March 2009. Prior to founding Hayground Cove, Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. Inc., from 1995 to 2003, where he performed equity and high yield research for more than 50 companies in the gaming, lodging and leisure industries. From 1993 to 1995, Mr. Ader served as a Senior Analyst at Smith Barney covering the gaming industry. From 1990 to 1993, Mr. Ader served as a buy-side analyst at Baron Capital, where he covered the casino industry. Mr. Ader was rated as one of the top ranked analysts by Institutional Investor Magazine for nine consecutive years from 1994 to 2002. Mr. Ader has a Bachelor of Arts in Economics from New York University and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Ader also sits on the Board of Directors of the Las Vegas Sands Corp., and serves as Executive Chairman of Reunion Hospitality Trust, Inc. and as Chairman of the Board of India Hospitality Corp. Mr. Ader’s extensive experience in the real estate, gaming and hospitality industries have provided him with an intricate knowledge of the Nevada Marketplace in which Service1st operates.

Andrew P. Nelson has been our Assistant Secretary since our initial public offering in 2007 and a Director since December 2008. Mr. Nelson was our Chief Financial Officer from our initial public offering in November 2007 until December 2009. Mr. Nelson has also served as Chief Financial Officer at Hayground Cove since September 2005, and as Chief Financial Officer of Reunion Hospitality Trust, Inc. since January 2010. In such capacity, Mr. Nelson is responsible for the finance and accounting functions of the firm, provides financial reporting and assists with risk management. Mr. Nelson is also a member of Hayground

Cove’s Risk Committee. From 2006 to 2007, Mr. Nelson also served as controller of India Hospitality Corp. Prior to joining Hayground Cove, Mr. Nelson worked at Context Capital Management, a hedge fund located in San Diego, California specializing in the convertible arbitrage strategy, as a Senior Operations Consultant from September 2004 to August 2005. Mr. Nelson holds a Bachelor of Science in Business from the University of Vermont and an M.B.A. in Finance from New York University, Stern School of Business. Mr. Nelson is a CFA charterholder. Mr. Nelson has an extensive accounting background and an intimate knowledge of our affairs, having served as both a director and executive officer.

Richard A.C. Coles has been a member of our Board of Directors since December 2008. Mr. Coles is a Managing Principal of the Emmes Group of Companies and is a Member of their Investment Committee. Mr. Coles joined Emmes in 1997, became a Managing Director in 2004, and a Partner in 2005. Mr. Coles is the primary Principal responsible for the day-to-day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC and plays a key role in the execution of the property level value enhancing strategies undertaken by the firm in respect of the assets owned and/or managed by the firm, as well as sourcing new acquisition opportunities for the firm and its partners and clients. Prior to joining Emmes, Mr. Coles worked as an asset manager and a development director of the Enterprise Development Company, overseeing numerous development and leasing projects for retail, urban specialty and office assets. Mr. Coles is the co-chair of The Enterprise Foundation, a leading non-profit provider of affordable housing, New York City advisory board. In addition, he is an active member of the Real Estate Board of New York as well as the Pension Real Estate Association. Mr. Coles holds a Bachelor of Arts from Boston College and a M.B.A. in Finance and Accounting from New York University, Stern School of Business. Mr. Coles has an extensive background in real estate and finance and serves as the financial expert of our Audit Committee.

Michael B. Frankel has been a member of our Board of Directors since December 2008. Mr. Frankel has been a private investor and advisor since June 2008. Prior to that time, from 1982 to June 2008, Mr. Frankel was employed at Bear, Stearns & Co. Inc. where he was a Senior Managing Director since July 1990. While at Bear Stearns, Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982, Mr. Frankel was employed at L.F. Rothschild & Co., where he was a General Partner since 1973. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a Bachelor of Science in Economics from Lafayette College. Mr. Frankel has extensive experience in the equity capital markets and corporate finance.

Mark Schulhof has been a member of our Board of Directors since December 2008. Mr. Schulhof is Chief Executive Officer and President of Quadriga Art II, Inc., a leading provider of services to the non-profit community worldwide since 1994. Mr. Schulhof’s responsibilities at Quadriga Art II, Inc. include the oversight of all day-to-day operations and development of strategic growth initiatives in all channels of the business. Mr. Schulhof holds a Bachelor of Arts from Franklin & Marshall College and holds a Masters in Politics and Public Policy from The Eagleton Institute of Politics at Rutgers University. Mr. Schulhof has an extensive background in managing capital-intensive industry operations and strategic planning.

Board of Directors Following the Consummation of the Acquisition

Although our director nominees constitute our current Board of Directors in its entirety, effective upon the consummation of the Acquisition, it is anticipated that: (i) our current directors Mark Schulhof and Andrew P. Nelson will resign from our Board of Directors, (ii) our current directors Jason N. Ader, Richard A.C. Coles and Michael B. Frankel and Robert G. Goldstein, whose appointment to our Board of Directors was approved at the previous special meeting of our stockholders held on October 7, 2009, will continue as or join our Board of Directors, (iii) as a result of certain appointments as part of the Acquisition, Daniel B. Silvers, Dr. William Stephan and Dr. Leonard E. Goodall, whose service on our Board of Directors was contingent upon our consummation of our acquisition of 1st Commerce Bank, will resign from their proposed positions on our Board of Directors (iv) the size of our Board of Directors will be increased to nine members, and (v) each of William E. Martin, Blake L. Sartini, Terrence L. Wright, Curtis W. Anderson (all of whom are current directors or members of management of Service1st) and Gerald F. Hartley will serve as members of our Board of Directors from and after the consummation of the Acquisition until the first annual meeting of stockholders following the consummation of the Acquisition or until their successors are elected and qualified. Please note, however, that the date on which the Acquisition will be consummated is currently unknown, and we cannot predict with certainty when and if the constitution of our current Board of Directors will be altered as described in this paragraph. Furthermore, in connection with the ongoing review of our applications to become a bank holding company, the relevant regulatory agencies may request that we take additional measures to facilitate our transition to a bank holding company. In particular, regulators may request changes to our proposed directors and executive officers. These changes may be requested after the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchases of Private Shares by Hayground Cove Asset Management LLC, Our Executive Officers and Directors

On July 16, 2007, we issued 8,625,000 shares of Common Stock (of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after redemption), to certain of our affiliates for an aggregate amount of $8,625 in cash, at a purchase price of $0.001 per share (the “Private Shares”).

In connection with our formation, Hayground Cove Asset Management (“Hayground Cove”), and the funds and accounts it manages, purchased 8,348,500 Private Shares. Andrew P. Nelson, our former Chief Financial Officer, and our current Assistant Secretary and director purchased 25,000 Private Shares, Scott LaPorta, our former Chief Executive Officer, as well as our former directors Robert Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly, each purchased 25,000 Private Shares, and our former director Marc Soloway purchased 50,000 Private Shares. Jason Ader, our Chairman and Chief Executive Officer, did not directly purchase any Private Shares; however, he is the sole member of Hayground Cove.

All of the Private Shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. The Private Shares were sold for an aggregate offering price of $8,625 at a purchase price of $0.001 per share. No underwriting commissions were paid, nor was there any general solicitation, with respect to such sales.

Private Shares Restructuring

On July 20, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove (the “Private Shares Restructuring Agreement”), pursuant to which 7,618,908, or over 95%, of our Private Shares, including all of the Private Shares held by Hayground Cove and the funds, accounts, and shares it or its affiliates control and shares held by current and past limited partners and investors, were cancelled and exchanged for Private Warrants (as defined below). As a result, there are 368,306 Private Shares currently outstanding. Pursuant to this exchange, Hayground Cove and the funds and accounts it or its affiliates control no longer own any of our Common Stock. Each new Private Warrant is governed by an Amended and Restated Warrant Agreement between us and Continental Stock Transfer & Trust Company, as warrant agent) (the “Amended and Restated Warrant Agreement”). The Private Shares Restructuring Agreement provides that no warrant held by Hayground Cove or any of its affiliates, including their Private Warrants, is exercisable at any time while under Hayground Cove’s or any of its affiliates’ control. In addition, Hayground Cove is required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act. Pursuant to a separate agreement between us and Hayground Cove, Hayground Cove and its affiliates may only transfer their warrants to an unaffiliated third party transferee if: (i) the transfer is part of a widespread distribution of such warrants; (ii) the transferee controls more than 50% of our voting securities prior to affecting the warrant transfer or (iii) the warrants transferred would not constitute more than 2% of any class of our voting securities. In consideration for entering into the Private Shares Restructuring Agreement, we agreed to indemnify Hayground Cove and each participating former holder of Private Shares for any claims that arise out of or are based upon the restructuring of the Private Shares and shall indemnify Hayground Cove and its affiliates for any of their obligations with respect to the Private Shares.

Private Warrants

Hayground Cove and our former Chief Executive Officer purchased in a private placement transaction pursuant to Section 4(2) under the Securities Act a total of 8,500,000 warrants (7,500,000 by Hayground Cove and 1,000,000 by our former Chief Executive Officer) from us at a price of $1.00 per warrant (the “Private Warrants”). The Private Warrants cannot be sold or transferred by Hayground Cove until the completion of the Acquisition.

The $8,500,000 purchase price of the Private Warrants were added to the proceeds of our initial public offering to be held in our former trust account pending our completion of one or more business combinations.

On July 20, 2009, we entered in the Amended and Restated Warrant Agreement, as further amended on October 7, 2009, which amends certain terms of the warrants issued in our initial public offering (“Public Warrants”) and our Private Warrants. The terms of the Amended and Restated Warrant Agreement provide for certain new terms, including (i) a new strike price of $12.50 per share of Common Stock, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisition or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed, (y) the last sales price of the Common Stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the Common Stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding Common Stock, until such date as our publicly traded Common Stock trades at $18.00 or more per share on each of 20 trading days within any 30-trading-day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration. Additionally, the warrants shall not be exercisable by any warrant holder to the extent that, after giving effect to such exercise, any warrant holder or its affiliates would beneficially own in excess of 9.99% of the Common Stock outstanding immediately after giving effect to such exercise and no warrants held by Hayground Cove or any of its affiliates will be exercisable at any time while under Hayground Cove’s or any of its affiliates’ control. In addition, Hayground Cove will be required to obtain an opinion of bank regulatory counsel that the transfer of any warrants will not make the transferee a “bank holding company” under the Bank Holding Company Act or subject the transferee to prior approval by the Federal Reserve under the Change in Bank Control Act.

Registration Rights

The holders of a majority of all (i) Private Shares and Private Warrants and (ii) shares of Common Stock issuable upon exercise of the Private Warrants will be entitled to make up to two demands that we register these securities pursuant to an agreement signed in connection with the insider private placement. Such holders may elect to exercise these registration rights at any time commencing on or after the date of consummation of our initial public offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements we might file subsequent to the consummation of our initial public offering. We will bear the expenses incurred in connection with the filing of any such registration statements.

Restricted Stock Grants

In consideration of their participation on our Board of Directors and any committee thereof, we entered into letter agreements with each of our current directors Richard A.C. Coles, Michael Frankel and Mark Schulhof, each dated December 23, 2008, to grant each of them 50,000 restricted stock units with respect to shares of our Common Stock. In consideration of his appointment as our President, we also entered into a letter agreement with our current President, Daniel B. Silvers, dated April 28, 2009, to grant him 50,000 such restricted stock units. Our stockholders have approved the grant of 50,000 restricted stock units to each of Messrs. Coles, Frankel, Schulhof and Silvers (a total of 200,000 restricted stock units). Our stockholders also approved a one-time grant of restricted stock equal to $250,000 divided by the closing price of our Common Stock on the closing date of the Acquisition to George A. Rosenbaum Jr., who currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st upon the consummation of our the Acquisition. These restricted stock grants will only vest upon the consummation of the Acquisition.

In consideration of his employment, we will issue restricted stock with respect to shares of our Common Stock to William E. Martin, who will become a member of our Board of Directors and serve as our Chief Executive Officer and as Chief Executive Officer of Service1st. Mr. Martin will be issued restricted shares of our

Common Stock in an amount equal to $1.0 million divided by the closing price of our Common Stock on the closing date of the Acquisition in consideration for his future services, subject to the closing of the Acquisition.

Settlement Agreement

Our former Chief Executive Officer, Scott LaPorta, has an option to purchase 495,000 shares of our Common Stock at an exercise price of $0.001 per share. On December 23, 2008, we entered into a settlement agreement with Mr. LaPorta in connection with his termination as our Chief Executive Officer and his resignation from our Board of Directors. The settlement agreement provides that his employment terminated without cause effective as of December 23, 2008. He received a severance payment from us in the sum of $247,917, less applicable withholding taxes. The settlement agreement also provides that: (i) he irrevocably and unconditionally retains his option to purchase 495,000 shares of our Common Stock from Hayground Cove at an exercise price of $0.001 per share under the terms of his employment agreement and his termination under the terms of the settlement agreement shall not constitute a forfeiture of any part of his option; (ii) he shall be deemed to be fully vested in the option as of the effective date of the settlement agreement, provided however that he shall not be entitled to exercise all or any portion of the option until on or after the date that is six months after the closing date of a business combination and that he shall have the right to exercise the option at any time on or after such date; (iii) he irrevocably and unconditionally retains all rights and title to the 25,000 Private Shares he received in connection with his service on our Board of Directors under his employment agreement and that we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase these shares; (iv) he irrevocably and unconditionally retains all rights and title to the 1,000,000 Private Warrants he purchased and the we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase the warrants; (v) we shall maintain directors and officers’ liability insurance that names him as an insured under such policies for a period of six years following the effective date of the settlement agreement at a level commensurate with that which is then applicable to our most senior executives and directors; (vi) he acknowledges that his non-solicitation obligations under his employment agreement survive the termination thereof, and he therefore may not, for a period of two years commencing on the date of his termination, solicit our employees, personnel, consultants, advisers or contractors or encourage in any manner our customers or clients to reduce their relationship with us; and (vii) he acknowledges that his option, the shares of our stock he may acquire upon exercise of his option, the shares he received as a member of our Board of Directors and his warrants will all be subject to the terms of a lock-up agreement, dated October 3, 2007, between Hayground Cove and us. The settlement agreement also provides for a mutual general release of claims he has or may have against us or our officers, directors and affiliates or we have or may have against him.

Sponsor Support Agreement

Pursuant to the Second Amended and Restated Sponsor Support Agreement, dated as of August 13, 2009, between us and Hayground Cove (the “Sponsor Support Agreement”), we have agreed that neither we nor Hayground Cove (or any affiliates of Hayground Cove) will enter into any private negotiations to purchase any of our securities, or solicit tenders of any of our securities. We have agreed to indemnify Hayground Cove and its affiliates for any liabilities arising from the Sponsor Support Agreement or otherwise in their capacity as our affiliate.

Employment Agreement with George A. Rosenbaum Jr.

On December 18, 2009, we entered into a second amended and restated employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum’s currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st upon consummation of the Acquisition.

Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment commenced as of January 1, 2010 and will continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Rosenbaum is entitled to a base salary of $200,000. In addition, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our Common Stock on the closing date of the Acquisition. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the closing date of the Acquisition, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum has received $85,484, which represents payment in full of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by us. In addition, the employment agreement contains customary representations, covenants and termination provisions.

Employment Agreement with William E. Martin

On February 8, 2010, in connection with the Acquisition, we entered into an amended and restated employment agreement with William E. Martin, who will become our Chief Executive Officer and remain Chief Executive Officer of Service1st upon the consummation of the Acquisition. In addition, our Board of Directors will appoint Mr. Martin to our Board of Directors upon the consummation of the Acquisition.

Pursuant to the terms of the his employment agreement, Mr. Martin’s employment shall commence as of the closing date of the Acquisition, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Martin will be entitled to a base salary of $325,000. In addition Mr. Martin will receive a one-time grant of restricted stock equal to $1.0 million divided by the closing price of our Common Stock on the closing date of the Acquisition. All restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the closing date of the Acquisition, subject to Mr. Martin’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Martin is also eligible to receive additional equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our Board of Directors. Mr. Martin shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Martin shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Martin remains the Chief Executive Officer of such through the closing of the change in control. Mr. Martin’s employment agreement contains customary representations, covenants and termination provisions.

Employment Agreement with Richard Deglman

On November 6, 2009, in connection with the Acquisition, we entered into an employment agreement with Richard Deglman, who will become the Chief Credit Officer of Service1st upon the closing of the Acquisition. Mr. Deglman is currently the Chief Credit Officer of Service1st.

Pursuant to the terms of his employment agreement, Mr. Deglman’s employment shall commence as of the closing date of the Acquisition, and continue for an initial term of three years with one or more additional automatic one-year renewal periods thereafter. Mr. Deglman will be entitled to a base salary of not less than $250,000. Mr. Deglman will be eligible to receive equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our Board of Directors. Mr. Deglman shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Deglman shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Deglman remains the Chief Credit Officer of such through the closing of the change in control. Mr. Deglman’s employment agreement contains customary representations, covenants and termination provisions.

Other Transactions

We reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which are reviewed only by our Board and Audit Committee or a court of competent jurisdiction if such reimbursement is challenged. In October 2009, we made a one-time payment of $2.6 million to Hayground Cove for due diligence and other services related to various acquisition opportunities and other activities since our inception. Proceeds from the payment were disbursed by Hayground Cove to certain of its employees, affiliates and consultants (some of whom also serve as our officers and/or directors) that provided support to us in connection with our efforts in finding and pursuing potential transactions.

Code of Ethics and Related Person Policy

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. Our code of ethics is publicly available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

In order to prepare this proxy statement, the proxy statement/prospectus we previously delivered in connection with the Acquisition and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, each member of our Board of Directors and each of our executive officers was required to complete an extensive questionnaire. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. This process is to facilitate disclosure of any related party transactions entered into between themselves (or family members or entities in which they hold an interest) and us that in the aggregate exceeds $120,000, that is currently proposed or that occurred during the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 14, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% or of shares of our common stock;

•	each of our current executive officers and directors; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table includes beneficial ownership of Private Shares. The table does not reflect record or beneficial ownership of the 31,948,850 public warrants or 16,118,908 private warrants, as we have assumed the Acquisition will not close within 60 days of the date hereof and, as such, these warrants will not be exercisable within 60 days of the date hereof. The business address of each of our officers and directors is c/o Western Liberty Bancorp, 1370 Avenue of the Americas, 28th Floor, New York New York 10019.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner of Common Stock	Ownership	Class(1)

Trafelet Capital Management, L.P.(2)	910,545	8.31%
Weiss Multi-Strategy Advisers LLC(3)	1,050,900	9.59%
Fidelity Management and Research Company(4)	3,750,000	34.22%
Wells Fargo, et al.(5)	1,172,393	10.70%
Mendon Capital Advisors Corp.(6)	1,750,509	15.97%
KBW Asset Management, Inc.(7)	665,700	6.07%
Gilder, Gagnon, Howe & Co. LLC(8)	1,012,152	9.24%
Jason N. Ader	—	—
Andrew P. Nelson	25,000	0.23%
Richard A.C. Coles(9)	—	—
Michael B. Frankel(9)	—	—
Mark Schulhof(9)	—	—
Daniel B. Silvers(10)	—	—
George A. Rosenbaum, Jr.(11)	—	—
All directors and officers as a group (7 individuals)	25,000	0.23%

(1)	There are currently 10,959,169 shares of Western Liberty Bancorp common stock issued and outstanding.

(2)	Beneficial ownership is based on information contained in a Schedule 13G filed by Trafelet Capital Management, L.P., Trafelet & Company, LLC, and Remy Trafelet with the SEC on February 12, 2010. The business address of Trafelet Capital Management, L.P. is 590 Madison Avenue 37th Floor New York, New York 10022.

(3)	Beneficial ownership is based on information contained in a Schedule 13G filed by Weiss Multi-Strategy Advisers LLC with the SEC on February 12, 2010 and a Form 13F filed by Weiss Multi-Strategy Advisers LLC and dated as of February 16, 2010. The business address of Weiss Multi-Strategy Advisers LLC is One State Street, 20th Floor, Hartford, Connecticut 06109.

(4)	Beneficial ownership is based on information contained in a Form 13F filed by FMR LLC and dated as of February 16, 2010. FMR LLC acts as investment advisor to affiliated investment funds and has voting or investment power over our shares held by the funds. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Wells Fargo Company, Wells Capital Management Inc., and Wells Fargo Funds Management, LLC with the SEC on January 26, 2010. The business address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, California 94104. The business address of Wells Capital Management Inc. and Wells Fargo Fund Management, LLC is 525 Market Street, 10th Floor, San Francisco, California 94105.

(6)	Beneficial ownership is based on information contained in a Form 13F filed by Mendon Capital Advisors Corp. on May 14, 2010, which reflects share ownership as of March 31, 2010. Mendham Capital Advisors Corp. acts as investment advisor to Burnham Financial Industries Fund, which is a registered investment company. Anton V. Schutz is the sole shareholder and President of Mendon Capital Advisors Corp. The business address of Mendon Capital Advisors Corp. and Anton V. Schutz is 150 Allens Creek Road, Rochester, New York 14618. The business address of Burnham Financial Industries Fund is 1325 Avenue of the Americas, 26th Floor, New York, New York 10019.

(7)	Beneficial ownership is based on information contained in a Schedule 13G filed by KBW Asset Management, Inc., with the SEC on February 19, 2010. The business address of KBW Asset Management, Inc., is 787 Seventh Ave., 6th Floor, New York, New York 10019.

(8)	Beneficial ownership is based on information contained in a Schedule 13G filed by Gilder, Gagnon, Howe & Co., with the SEC on March 10, 2010. The business address of Gilder, Gagnon, Howe & Co. is 1775 Broadway, 26th Floor, New York, New York 10019.

(9)	In consideration of their participation on our Board of Directors and any committee thereof, we entered into letter agreements with each of our current directors Richard A.C. Coles, Michael B. Frankel, and Mark Schulhof, each dated December 23, 2008, granting each of them 50,000 restricted stock units. These restricted stock units will only vest upon the consummation of the Acquisition. The restricted stock units will be settled 180 days after the closing date of the Acquisition, by delivery of one share of our common stock for each restricted stock unit settled. Mr. Coles is also an investor in one or more funds managed by Hayground Cove or its affiliates. If the Private Warrants and Exchange Warrants held by the various Hayground Cove funds were distributed by the funds to equity investors according to their proportionate interests, including the general partner and limited partners, Mr. Coles would be entitled to receive exchange warrants to acquire approximately 12,409 shares of Common Stock. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Restricted Stock Grants.”

(10)	In consideration of his appointment as our President, we entered into a letter agreement with our current President, Daniel B. Silvers, dated April 28, 2009, to grant him 50,000 restricted stock units. These restricted stock units will only vest upon the consummation of the Acquisition. The restricted stock units will be settled 180 days after the closing date of the Acquisition, by delivery of one share of our common stock for each restricted stock unit settled. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Restricted Stock Grants.”

(11)	Our stockholders approved a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the closing date of the Acquisition to Mr. Rosenbaum, who currently serves as our Chief Financial Officer and will serve as an Executive Vice President of Service1st upon the consummation of the Acquisition. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the closing date of the Acquisition, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Restricted Stock Grants” and “— Employment Agreement with George A. Rosenbaum, Jr.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Based on our review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2009.

CORPORATE GOVERNANCE

Independence of Directors

As a result of our securities formerly being listed on the NYSE Amex, we adhere to the rules of that exchange in determining whether a director is independent. Accordingly, a majority of our Board of Directors is composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has affirmatively determined that Messrs. Frankel, Coles, and Schulhof are “independent directors” within the meaning of Section 803(A)(2) of the NYSE Amex Company Guide and Rule 10A-3 of the Exchange Act. We do not have a “lead” independent director. Given our current status as a corporation ready to engage in the Acquisition, we believe the existing leadership structure, where our Chief Executive Officer also serves as the Chairman of the Board of Directors, is the most efficient management structure at this time, as this allows Mr. Ader to provide detailed information about the Acquisition and other strategic opportunities during every Board meeting.

Our Board is actively involved in oversight of risks that could affect us, and the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by analyzing reports directly from management regarding particular risks concerning us.

Attendance at Meetings

Currently, our Board of Directors consists of Mr. Ader, the Chairman of our Board since our inception, and Messrs. Frankel, Nelson, Coles and Schulhof, each of whom were appointed to our Board of Directors on December 23, 2008. Thirteen meetings of the Board of Directors were held in 2009. Although we do not have a formal policy regarding director attendance at meetings, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Audit Committee Information

Currently, the only committee of our Board of Directors is the Audit Committee. The Audit Committee is comprised entirely of directors who may be classified as “independent” within the meaning of Section 803(A)(2) of the NYSE Amex Company Guide and Rule 10A-3 of the Exchange Act. Our Audit Committee consists of Richard A.C. Coles, Michael B. Frankel and Mark Schulhof. Mr. Coles serves as the chairman of our Audit Committee. The Audit Committee held four meetings in 2009.

The Audit Committee acts pursuant to a separate written charter which has been adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section. The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

•	reviewing and appraising the audit efforts and independence of our independent registered public accounting firm and internal finance department; and

•	providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the Board of Directors.

The Audit Committee currently is and will at all times be composed exclusively of “independent directors” who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Mr. Coles satisfies these requirements for financial sophistication and also qualifies as an “audit committee financial expert” as defined under the SEC’s rules and regulations.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of NYSE Amex. Our code of ethics is publicly available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

Compensation Committee Information

Currently, we do not have a standing Compensation Committee for the purpose of determining compensation for executives and directors because no current executive officer or director, except for George A. Rosenbaum Jr., receives any cash or other compensation for services rendered to us, other than the purchases of Private Shares and Private Warrants and the grants of restricted stock units.

On September 3, 2009, all of the independent directors of our Board of Directors approved the second amended and restated employment agreement with George A. Rosenbaum Jr. Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment as our Chief Financial Officer commenced as of January 1, 2010. Mr. Rosenbaum is entitled to a base salary of $200,000 and will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the closing date of the Acquisition. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum has received $85,484, which represents payment in full of his transaction bonus.

Following the consummation of the Acquisition, the Board of Directors will designate a Compensation Committee. The purpose of the Compensation Committee will be to discharge our Board of Directors’ responsibilities in respect of compensation of our executive officers following the consummation of the Acquisition, including approving individual executive officer compensation, oversight of the combined company’s overall compensation and benefit philosophies, production of an annual report on executive compensation for inclusion in the combined company’s proxy statement and administration of any of the combined company’s incentive compensation plans that may be adopted in the future, including authority to make and modify awards under such plans. The Compensation Committee shall have the resources and authority to delegate its duties and responsibilities. The Compensation Committee will have a charter that will be provided on our website.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as our directors currently serves on the compensation committee of any other company on which any other of our director designees, officers or directors is currently a member. Jason N. Ader sits on the Board of Directors of Las Vegas Sands Corp., and currently serves on its Compensation Committee.

Nominating Committee Information

In December 2008, we dissolved the Nominating Committee then in place. The Board of Directors did not believe that it was necessary to have such a committee, because all members of our Board of Directors participate in the consideration of director nominees. The primary functions of the members of the Board of Directors relating to the consideration of director nominees is to identify individuals qualified to serve on the Board of Directors. Our Board of Directors annually reviews the appropriate experience, skills and characteristics required of directors in the context of our business. This review includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, accounting or financial expertise. This review also includes the candidate’s ability to attend regular board meetings and to devote a sufficient amount of time and effort in preparation for such meetings.

Effective upon the consummation of the Acquisition, we will establish a Nominating Committee for the Board of Directors. The Nominating Committee will be responsible for the appropriate size, functioning and needs of the board including, but not limited to, recruitment and retention of high quality board members and committee composition and structure. The Nominating Committee will have a charter that will be provided on our website.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees will be specified in the Nominating Committee charter, and will generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the Board of Directors of a public company, and be able to promote a diversity of views based on the person’s professional experience, education, skill and other individual qualities and attributes. Thus, our Nominating Committee will evaluate candidates from a variety of educational and professional backgrounds to foster diversity on our Board of Directors. The Nominating Committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The Nominating Committee will not distinguish among nominees recommended by stockholders and other persons.

Stockholder Communications Policy

Our Board of Directors has determined that, in order to facilitate communications with the Board of Directors, or any individual members or any Committees of the Board of Directors, stockholders should direct all communication in writing to our Assistant Secretary at our principal executive offices: Western Liberty Bancorp, 1370 Avenue of the Americas, 28th Floor, New York, New York 10019. Our Assistant Secretary will forward all such correspondence to the Board of Directors, individual members of the Board of Directors or applicable chair persons of any committee of the Board of Directors, as appropriate.

After consummation of the Acquisition, stockholders and other interested parties may send written communications directly to the Board of Directors or to specified individual directors, including the Chairman or any non-management directors, by sending such communications to George A. Rosenbaum, Jr., our Executive Vice President, at our principal executive offices: Western Liberty Bancorp, 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113. Such communications will be reviewed and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled Board of Directors meeting;

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting;

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting;

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Nominating Committee or discussed at the next scheduled Nominating Committee meeting; or

•	if they relate to the operations of the company, forwarded to the appropriate officers of the company, and the response or other handling of such communications reported to the Board of Directors at the next scheduled Board of Directors meeting.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Executive Officers and Directors of the Company Prior to the Acquisition

Other than the purchases of Private Shares and Private Warrants and the grants of restricted stock units as discussed under the section entitled “Certain Relationship and Related Transactions — Restricted Stock Grants”, none of our executive officers or directors, except for George A. Rosenbaum Jr., has received any cash or other compensation for services rendered to us. In accordance with generally accepted accounting principles, as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”), we record compensation expense associated with stock options and other forms of equity compensation.

Mr. Rosenbaum, our current Chief Financial Officer, is entitled to a base salary of $200,000 pursuant to the terms of his employment agreement. In addition, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the closing date of the Acquisition. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum has received $85,484, which represents payment in full of his transaction bonus. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.” Other than the one-time grant of restricted stock provided for in his employment agreement Mr. Rosenbaum has not received any stock options or other forms of equity compensation.

All of our executive officers and directors are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our Board of Directors and Audit Committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Compensation of Executive Officers and Directors of the Company Following the Acquisition

Overall, we will seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within the financial services industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in the banking industry following consummation of the Acquisition. The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executives’ compensation will have three primary components — salary, cash incentive bonuses and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our Compensation Committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our Compensation Committee will not be formed until consummation of the Acquisition, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our Compensation Committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the banking industry. We expect that the Compensation Committee will stay apprised of the cash and equity compensation practices of publicly held companies in the banking industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to us, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our post-acquisition business and objectives that may be unique to us, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, we anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the Compensation Committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.  We intend to design and utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the Board of Directors, upon the recommendation of the Compensation Committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the Board of Directors and Compensation Committee will determine the level of achievement for each corporate goal.

We will structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual cash compensation will exceed $1.0 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Equity Awards.  We also may use stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards serves to align the incentives of our executives with the interests of our stockholders and with our long-term success. The Compensation Committee and the Board of Directors will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Other Compensation.  We will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and we will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally.

All of our executive officers will be eligible to participate in non-contributory 401(k) plans, premium-paid health, hospitalization, short and long term disability, dental, life and other insurance plans as we may have in effect from time to time. They also will be entitled to reimbursement for all reasonable business travel and other out-of-pocket expenses incurred in the performance of their services.

Director Compensation

Following the Acquisition, we expect our Compensation Committee to adopt a compensation program for our directors that is appropriate and competitive with those offered by similarly situated public companies.

In addition we intend to issue equity grants to our new independent directors upon consummation of the Acquisition or soon thereafter. The type and amount of the grants will be determined by our Compensation Committee promptly after the closing of the Acquisition.

Post-Closing Transaction Related Equity Awards

Our Board of Directors has approved the award of up to 1.5 million shares of restricted stock in connection with the Acquisition, which may be awarded to certain members of our management and our consultants, in connection with the Acquisition subject to Compensation Committee approval and allocation. The Compensation Committee will meet to determine whether or not to make such grants, and if so which members of our management and our consultants will receive equity grants and the allocation of such grants. No decision has been made by our current Board of Directors as to whether these shares will be awarded at all, how many of such shares may be awarded, when such shares may be awarded or to whom such shares may be awarded. All such determinations will be made solely by the Compensation Committee in place upon consummation of the Acquisition. However, assuming that all 1.5 million shares of restricted stock are granted, based upon a recent closing price of $6.30 on the Over the Counter Bulletin Board, the maximum dollar value represented by such grants is approximately $9.5 million. Any future awards of these restricted stock will not be subject to the approval of stockholders.

Employment Agreements

The following is a summary of the material terms of the at-will employment agreements that we have entered into in connection with the Acquisition.

George A. Rosenbaum Jr., Chief Financial Officer of the Company.  On December 18, 2009, we entered into a second amended and restated employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum is our Chief Financial Officer and will serve as Executive Vice President of Service1st upon consummation of the Acquisition.

Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment commenced as of the of January 1, 2010 and will continue for an initial term of three years with one or more additional automatic one-year renewal periods. Mr. Rosenbaum is entitled to a base salary of $200,000. In addition, Mr. Rosenbaum will receive a one-time grant of restricted stock equal to $250,000 divided by the closing price of our common stock on the closing date of the Acquisition. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the closing date of the Acquisition, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum has received $85,484, which represents payment in full of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by us. In addition, the employment agreement contains customary representations, covenants and termination provisions.

William E. Martin, Chief Executive Officer of the Company and Chief Executive Officer of Service1st.  On February 8, 2010, in connection with the Acquisition, we entered into an amended and restated employment agreement with William E. Martin, who will become our Chief Executive Officer and remain

Chief Executive Officer of Service1st upon the consummation of the Acquisition. In addition, our Board of Directors will appoint Mr. Martin to our Board of Directors upon the consummation of the Acquisition.

Pursuant to the terms of his employment agreement, Mr. Martin’s employment shall commence as of the closing date of the Acquisition, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Martin will be entitled to a base salary of $325,000. In addition Mr. Martin will receive a one-time grant of restricted stock equal to $1.0 million divided by the closing price of our common stock on the closing date of the Acquisition. All restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the closing date of the Acquisition, subject to Mr. Martin’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Martin is also eligible to receive additional equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our Board of Directors. Mr. Martin shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Martin shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Martin remains the Chief Executive Officer of such through the closing of the change in control. Mr. Martin’s employment agreement contains customary representations, covenants and termination provisions.

Richard Deglman, Chief Credit Officer of Service1st.  On November 6, 2009, in connection with the Acquisition, we entered into an employment agreement with Richard Deglman, who will become the Chief Credit Officer of Service1st upon the closing of the Acquisition. Mr. Deglman is currently the Chief Credit Officer of Service1st.

Pursuant to the terms of his employment agreement, Mr. Deglman’s employment shall commence as of the closing date of the Acquisition, and continue for an initial term of three years with one or more additional automatic one-year renewal periods thereafter. Mr. Deglman will be entitled to a base salary of not less than $250,000. Mr. Deglman will be eligible to receive equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of our Board of Directors. Mr. Deglman shall be entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Deglman shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Deglman remains the Chief Credit Officer of such through the closing of the change in control. Mr. Deglman’s employment agreement contains customary representations, covenants and termination provisions.

We may enter into additional employment agreements with certain of our current and future executive officers. The terms of those agreements will be determined by the Compensation Committee and will be commensurate with the compensation packages of comparable level executives at similarly situated companies.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

For biographical information about our current Board of Directors and director nominees, Jason N. Ader, Andrew P. Nelson, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, see “MATTERS TO COME BEFORE THE ANNUAL MEETING — PROPOSAL ONE — Election of Directors — Nominees” above.

Although our director nominees as set forth under “MATTERS TO COME BEFORE THE ANNUAL MEETING — PROPOSAL ONE — Election of Directors — Nominees” above constitute our current Board of Directors in its entirety, effective upon the consummation of the Acquisition, it is anticipated that: (i) our current directors Mark Schulhof and Andrew P. Nelson will resign from our Board of Directors, (ii) our current directors Jason N. Ader, Richard A.C. Coles and Michael B. Frankel and Robert G. Goldstein, whose appointment to our Board of Directors was approved at the previous special meeting of our stockholders held on October 7, 2009, will continue as or join our Board of Directors, (iii) as a result of certain appointments as part of the Acquisition, Daniel B. Silvers, Dr. William Stephan and Dr. Leonard E. Goodall, whose service on our Board of Directors was contingent upon our consummation of our acquisition of 1st Commerce Bank, will resign from their proposed positions on our Board of Directors (iv) the size of our Board of Directors will be increased to nine members, and (v) each of William E. Martin, Blake L. Sartini, Terrence L. Wright, Curtis W. Anderson (all of whom are current directors or members of management of Service1st) and Gerald F. Hartley will serve as members of our Board of Directors from and after the consummation of the Acquisition until the first annual meeting of stockholders following the consummation of the Acquisition or until their successors are elected and qualified. Please note, however, that the date on which the Acquisition will be consummated is currently unknown, and we cannot predict with certainty when and if the constitution of our current Board of Directors will be altered as described in this paragraph. Furthermore, in connection with the ongoing review of our applications to become a bank holding company, the relevant regulatory agencies may request that we take additional measures to facilitate our transition to a bank holding company. In particular, regulators may request changes to our proposed directors and executive officers. These changes may be requested after the Annual Meeting.

We currently have two executive officers. Daniel B. Silvers currently serves as our President and George A. Rosenbaum serves as our Chief Financial Officer.

Daniel B. Silvers has been our President since April 2009. Mr. Silvers is co-founder and President of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Jason N. Ader, our Chief Executive Officer and Chairman of our Board, in March 2009. Mr. Silvers is also President and a member of the Board of Directors of Reunion Hospitality Trust, Inc., a newly-formed company focused on investments and acquisitions of operating entities, properties, debt and other assets in the hospitality and related investments. Mr. Silvers joined Hayground Cove Capital Partners from Fortress Investment Group, a leading global alternative asset manager, where he worked from October 2005 to March 2009. At Fortress, Mr. Silvers’ primary focus was to originate, oversee due diligence on and asset management for gaming and real estate investments in the Fortress Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc. where he was from July 1999 to October 2005. In this role, Mr. Silvers was integrally involved in all aspects of the firm’s gaming and hospitality industry investment banking practice, including origination, analysis and transaction execution. Mr. Silvers holds a Bachelor of Science in Economics and an M.B.A. in Finance from The Wharton School of Business at the University of Pennsylvania. Mr. Silvers serves on the Board of Directors of Universal Health Services, Inc.

George A. Rosenbaum, Jr. currently serves as our Chief Financial Officer and will serve as Executive Vice President of Service1st. From May 2007 to December 2009, Mr. Rosenbaum has served as Consultant for various financial entities, including two groups starting de novo banks. From August 2003 to February 2007, Mr. Rosenbaum, served as Executive Vice President, Chief Financial Officer and Secretary of the Board of Directors of First Federal Banc of the Southwest, Inc. From May 2002 to August 2003, Mr. Rosenbaum served as Chief Financial Officer of Illini Corporation, a publicly traded $280 million bank holding company. From

July 2000 to May 2002, Mr. Rosenbaum worked as Senior Audit Manager at McGladrey & Pullen LLP, working primarily on accounting and audit matters relating to financial institutions. Mr. Rosenbaum holds a Bachelor of Science in Accounting from the National College of Business.

Upon consummation of the Acquisition, Mr. Silvers will step down as our President. Mr. Rosenbaum will remain our Chief Financial Officer and become Executive Vice President of Service1st. Joining Mr. Rosenbaum as our executive officers will be William E. Martin, the current Vice Chairman and Chief Executive Officer of Service1st, who will serve as our Chief Executive Officer and as the Chief Executive Officer of Service1st and Richard Deglman, the current Chief Credit Officer of Service1st, who will continue to serve as Chief Credit Officer of Service1st. We have entered into employment agreements with each of Messrs. Rosenbaum, Martin and Deglman as described under the section entitled “Executive and Director Compensation — Employment Agreements.” John S. Gaynor, who is resigning as President and director of Service1st effective June 30, 2010, will no longer serve in his proposed positions as our President and Chief Operating Officer and President and Chief Operating Officer of Service1st upon the consummation of the Acquisition.

Reimbursement and Indemnification of Officers and Directors

We will reimburse our officers and directors, subject to board approval, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target acquisitions and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, our board, which includes persons who may not seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Accountable out-of-pocket expenses incurred by our officers and directors will not be repaid out of proceeds held in trust until these proceeds are released to us upon the completion of a business combination, provided there are sufficient funds available for reimbursement after such consummation.

We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our amended and restated Certificate of Incorporation. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

Employment Agreements

See the section entitled “Executive and Director Compensation — Employment Agreements”. In addition, on August 1, 2007 we entered into an employment agreement with Scott LaPorta, our former Chief Executive Officer. In connection with Mr. LaPorta’s termination as our CEO and his resignation from our Board of Directors, we entered into a settlement agreement on December 23, 2008. The settlement agreement provides that his employment terminated without cause effective as of December 23, 2008.

After the consummation of the Acquisition, to the extent our management remains as officers of the resulting business, some of our officers and directors may enter into employment agreements. Further, after the consummation of the Acquisition, to the extent our directors remain as directors of the resulting business, we anticipate that they will receive compensation comparable to directors at other similarly-situated companies.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:

Audit Committee Report to Stockholders

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent within the meaning of Section 803(A)(2) of the NYSE Amex Company Guide and Rule 10A-3 of the Exchange Act. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and the assessment of the Company’s internal control over financial reporting in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2009 audited financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee discussed with the independent registered accounting firm the firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 8, 2010.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, the Company carried out an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2009 based on the criteria in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to stockholder ratification, the selection of Crowe Horwath LLP as the Company’s independent auditors for fiscal 2009.

Respectfully submitted,

THE AUDIT COMMITTEE

Richard A.C. Coles
Michael B. Frankel
Mark Schulhof

PROPOSAL TWO:

Registered Public Accounting Firm

The Board of Directors, upon the recommendation of its Audit Committee, has appointed Crowe Horwath LLP, to serve as our independent registered public accounting firm, to audit our consolidated financial statements and the effectiveness of our internal control over financial reporting for the current year. Representatives of Crowe Horwath LLP are expected to be present at the meeting of stockholders and will be given an opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Crowe Horwath LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Changes in Our Independent Registered Public Accountants

The personnel of Hays & Company LLP, our previous independent registered public accounting firm, joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward on June 5, 2009. The decision to engage Crowe Horwath LLP was approved by both our Board of Directors and our Audit Committee.

The audit reports of Hays & Company LLP regarding our financial statements as of and for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years ended December 31, 2008 and 2007 and through June 5, 2009, we did not consult with Crowe Horwath LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that may be rendered by Crowe Horwath LLP on our financial statements. Neither a written report or oral advice was provided by Crowe Horwath LLP to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Prior to their appointment, we did not consult with Crowe Horwath LLP regarding any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) and the related instructions to such item) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the audits of our financial statements for each of the fiscal years ended December 31, 2008 and 2007, the review of the interim financial statements for the period ended March 31, 2009 and through June 5, 2009, there were no disagreements between us and Hays & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hays & Company LLP, would have caused Hays & Company LLP to make reference to the subject matter of the disagreements in connection with their reports on our financial statements for such years.

During the fiscal years ended December 31, 2007 and December 31, 2008, the interim period ended March 31, 2009 and through June 5, 2009, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditors’ Fees

Hays & Company LLP audited our financial statements for the period from June 27, 2007 (inception) to December 31, 2007 and for the year ended December 31, 2008. Hays & Company LLP reported directly to our Audit Committee. The personnel of Hays & Company LLP joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward June 5, 2009. Crowe Horwath LLP audited our financial statements for the year ended December 31, 2009. The following is a summary of fees paid or to be paid to Hays & Company LLP and Crowe Horwath LLP, as applicable for services rendered:

Audit Fees

The aggregate fees billed for professional services rendered by Hays & Company LLP for the period ended December 31, 2008 for the audit of our financial statements dated December 31, 2008, review of our financial statements dated March 31, June 30 and September 30, 2008, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $100,167.

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP and Crowe Horwath LLP for the period ended December 31, 2009 for the audit of our financial statements dated December 31, 2009, review of our financials statements dated March 31, June 30 and September 30, 2009, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $83,200.

Audit Related Fees

On June 5, 2009, we engaged Crowe Horwath LLP to perform financial due diligence in connection with the Acquisition. The aggregate fees billed or expected to be billed for financial due diligence rendered by Crowe Horwath LLP amounted to approximately $631,900.

Tax Fees

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP for the fiscal year 2008 for tax compliance amounted to approximately $11,800.

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP and Crowe Horwath LLP for the fiscal year 2009 for tax compliance amounted to approximately $11,900.

All Other Fees

We did not receive products and services provided by Hays & Company LLP or Crowe Horwath LLP, other than those discussed above, for either fiscal year 2008 or 2009.

Audit Committee Pre-Approval Policies and Procedures

Since our Audit Committee was not formed until the consummation of our initial public offering, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our Board of Directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee approved all auditing services performed for us by Hays & Company LLP, and will pre-approve all auditing services and permitted non-audit services to be performed for us by Crowe Horwath LLP, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The proposal to ratify the Audit Committee’s selection of Crowe Horwath LLP will require the affirmative vote of the holders of a majority of the shares of Common Stock, person in person or represented by proxy at the meeting and entitled to vote thereon.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE SELECTION OF OUR AUDIT COMMITTEE

STOCKHOLDER PROPOSALS

Prior to consummation of the Acquisition, stockholders wishing to include proposals in the proxy material in relation to our Annual Meeting to be held on or about July 22, 2011 must submit the same in writing to Western Liberty Bancorp, 1370 Avenue of the Americas, 28th Floor, New York, New York 10019, Attention: Assistant Secretary, so as to be received at our executive office on or before February 12, 2011. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.

After consummation of the Acquisition, stockholders wishing to include proposals in the proxy material in relation to our Annual Meeting to be held on or about July 22, 2011 must submit the same in writing to Western Liberty Bancorp, 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113, Attention Chief Executive Officer, so as to be received at our executive office on or before February 12, 2011. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.

Stockholders who intend to present a proposal at next year’s Annual Meeting, without including such proposal in our Proxy Statement, must provide us with written notice of such proposal no later than May 7, 2011. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To the extent we deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Assistant Secretary, Andrew P. Nelson, by phone at 212-445-7800 or by mail to Western Liberty Bancorp, 1370 Avenue of the Americas, 28th Floor, New York, New York 10019.

OTHER MATTERS

Upon written request addressed to our Assistant Secretary at Western Liberty Bancorp, 1370 Avenue of the Americas, 28th Floor, New York, New York 10019, from any person solicited herein, we will provide, at no cost, a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009.

Our Board of Directors does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,

Jason N. Ader
Chief Executive Officer
Chairman of the Board

June 21, 2010

STOCKHOLDERS MAY VOTE BY MAIL VIA PROXY.  PLEASE DATE AND SIGN THE PROXY CARD INCLUDED WITH THESE MATERIALS AND RETURN IT IN ENCLOSED STAMPED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

WESTERN LIBERTY BANCORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
July 15, 2010
The stockholder(s) hereby appoint(s) Andrew P. Nelson as proxy with the power of substitution and resubstitution, and hereby authorizes Mr. Nelson to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Western Liberty Bancorp that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Time, on July 15, 2010, at the offices of the Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, and at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE
(Continued and to be signed on the reverse side)

WESTERN LIBERTY BANCORP
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.globalconsumeracquisition.com.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

Please mark your votes like this	☒

The Board of Directors Recommends A Vote “For” Items 1.
Vote on Directors

1. Election of Directors		FOR ALL	WITHOUT ALL	FOR ALL EXCEPT		YES	NO
Nominees:		☐	☐	☐	Please indicate if you plan to attend this meeting.	☐	☐

01 Jason N. Ader	02 Andrew P. Nelson
03 Richard A.C. Coles	04 Michael B. Frankel
05 Mark Schulhof

INSTRUCTION: To withhold authority to vote for any individual nominee(s) in Proposal 1, mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year 2010	☐	☐	☐

Signature	Date	Signature (Joint Owners)	Date

Note:
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

2